Exhibit 10.13

FORM OF FRANK’S INTERNATIONAL C.V. MANAGEMENT AGREEMENT

This Frank’s International C.V. Management Agreement (this “Agreement”), dated as of [•], 2013, is entered into by and among Frank’s International N.V., a limited liability company organized and existing under the laws of The Netherlands (“FINV”), Frank’s International LP B.V., a private limited liability company organized and existing under the laws of The Netherlands (“FILP”), Frank’s International Management B.V., a private limited liability company organized and existing under the laws of The Netherlands (“FIM”), and Mosing Holdings, Inc., a Delaware corporation (“MH”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Certain capitalized and other terms used herein shall have the meanings assigned to such terms in Article I.

RECITALS:

WHEREAS, FILP, FIM and MH constitute all of the Partners of FICV; and

WHEREAS, the Parties desire to take certain actions with respect to the operation and management of FICV in order to facilitate the activities of FINV as a publicly traded company.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

“Common Stock” means the common stock of FINV, par value €0.01 per share.

“FICV” means Frank’s International C.V., a limited partnership established under the laws of The Netherlands.

“FINV Articles” means the Articles of Association of FINV, as amended from time to time.

“FWW” means FWW B.V., a private limited liability company organized and existing under the laws of The Netherlands.

“Managing Partner” means FIM, acting in its capacity as the managing partner of FICV.

“net proceeds” means gross proceeds to FINV from the issuance of Common Stock less all bona fide out-of-pocket expenses of FINV, FICV and their respective subsidiaries in connection with such issuance.

“Notes” means the unsecured promissory notes issued by FINV payable to FWW, which had a principal balance of $415 million as of June 30, 2013.

“Partners” has the meaning set forth in the Partnership Agreement.

“Partnership Agreement” means the limited partnership agreement of FICV, as amended from time to time.

“Percentage Interest” has the meaning set forth in the Partnership Agreement.

“Preferred Stock” means the Series A preferred stock of FINV, par value €0.01 per share.

Article II

DELEGATION OF CONSENT

Section 2.01 FILP, FIM and MH, constituting all of the Partners of FICV, hereby consent and agree to the delegation (as meant in article 9.2 of the Partnership Agreement) by MH to FINV of all of its right to consent to or otherwise approve actions taken by or on behalf of FICV pursuant to the following provisions of the Partnership Agreement:

(a)	Article 4.2; or

(b)	Article 12.

In addition, the delegation by MH pursuant to this Section 2.01 shall include the right to consent to or otherwise approve any amendment to the Partnership Agreement solely to effectuate changes pursuant to such provisions.

Section 2.02 Notwithstanding the provisions of Section 2.01, nothing contained in Section 2.01 shall otherwise authorize FINV to approve on behalf of MH any sale, transfer, exchange, assignment, gift, right of usufruct or other disposition of MH’s interest in FICV (a “Transfer”), other than pursuant to a conversion of Preferred Stock as contemplated by Article IV. A Transfer shall be subject to article 12 of the Partnership Agreement. For the avoidance of doubt, any dilution of MH’s percentage interest in FICV as a result of the actions contemplated by Article III shall not be considered a Transfer.

Article III

CAPITAL STRUCTURE

Section 3.01 If FINV issues Common Stock, FINV shall promptly cause FILP (or such other subsidiary of FINV designated by FINV) to contribute to FICV all the net proceeds (or other consideration), if any, received by FINV with respect to such Common Stock (provided that if such Common Stock is issued in exchange for services, for purposes of this Article III, such services shall be deemed to be rendered to FICV in exchange for such additional interests in FICV). Upon the contribution (or deemed contribution) by FILP (or such other subsidiary) to FICV of all of such net proceeds (or other consideration) so received by FINV, the Managing Partner shall cause FICV to issue an additional interest in FICV to FILP (or such other subsidiary) such that FILP and FIM’s (and, if applicable, any other subsidiary of FINV) collective aggregate percentage interest in FICV shall equal the percentage of the total number of shares of outstanding Common Stock and Preferred Stock that constitutes Common Stock.

Section 3.02 If any Common Stock is issued by FINV in connection with an equity incentive program subject to vesting or forfeiture provisions, then the interests in FICV that are issued by FICV to FILP (or such other subsidiary of FINV designated by FINV) in connection therewith in accordance with the provisions of Section 3.01 shall be subject to vesting or forfeiture on the same basis. Any cash or property held by FILP, FIM or FICV (or such other subsidiary) on each other’s behalf in respect of dividends paid on restricted Common Stock that fails to vest shall be returned to FICV upon the forfeiture of such restricted Common Stock.

Section 3.03 In connection with any future contribution of cash or property to FICV, the Partners’ percentage interests in FICV will be redetermined. Each Partner’s percentage interest in FICV will equal the net fair market value of the cash or property contributed (or deemed contributed) to FICV by such Partner divided by the net fair market value of all cash or property contributed (or deemed contributed) by all Partners. For purposes of this calculation, each Partner that owns an interest in FICV immediately prior to a future contribution will be deemed to have made an aggregate contribution to FICV equal to its percentage interest (as in effect immediately prior to the redetermination) of the net fair market value of FICV immediately prior to such future contribution.

Section 3.04 If, at any time, any Common Stock is repurchased, redeemed or otherwise reacquired (whether by exercise of a put or call, pursuant to an open market purchase, automatically or by means of another arrangement) by FINV and subsequently cancelled, then the Managing Partner shall cause FICV, immediately prior to such repurchase or redemption of Common Stock, to repurchase or redeem a portion of FILP’s (or such other subsidiary of FINV designated by FINV) interests in FICV such that following such repurchase or redemption, FILP and FIM’s (and, if applicable, any other subsidiary of FINV) collective aggregate percentage interest in FICV shall equal the percentage of the total number of shares of outstanding Common Stock and Preferred Stock that constitutes Common Stock, at an aggregate redemption price equal to the aggregate purchase or redemption price of the Common Stock being repurchased or redeemed by FINV (plus any expenses related thereto) and upon such other terms as are the same for the Common Stock being repurchased or redeemed by FINV.

Section 3.05 As a result of the provisions of Sections 3.01, 3.02, 3.03 and 3.04, at all times (a) the collective Percentage Interest of FIM, FILP and any other subsidiary of FINV contemplated above will equal the percentage of the total number of shares of outstanding Common Stock and Preferred Stock that constitutes Common Stock and (b) the Percentage Interest of MH will equal the percentage of the total number of shares of outstanding Common Stock and Preferred Stock that constitutes Preferred Stock

Article IV

RETIREMENT

The Parties agree that no Partner may take any voluntary action that would cause or require such Partner to retire from FICV pursuant to Article 8.1 of the Partnership Agreement without the prior written consent of each of the Parties.

Article V

PREFERRED STOCK CONVERSION

Section 5.01 The Parties acknowledge and agree that the Preferred Stock shall be convertible on the terms set forth in the FINV Articles.

Section 5.02 In connection with any proposed conversion of Preferred Stock, the Parties shall take all actions necessary to effectuate such conversion, including consenting to any changes in the Partners’ percentage interests in FICV in accordance with the provisions of Article II and Article III.

Article VI

ASSETS OF FICV

Section 6.01 The Parties agree that legal title of any assets contributed to FICV shall be held by FIM in its capacity as Managing Partner pursuant to the terms of the Partnership Agreement. The Parties agree that FIM will be the registered holder of all right, title and interest in and to such assets for the sole benefit, of FICV.

Section 6.02 The Parties further agree that FIM may have the following rights and privileges with respect to the assets described in Section 6.01:

(a)	to operate in the name and for the account of FICV;

(b)	to bind FICV by its actions;

(c)	to transmit money received with respect to the assets described in Section 6.01 to FICV; and

(d)	to perform all other duties and obligations and exercise all rights and powers arising out of or in connection with FICV’s right, title and interest in and to the assets described in Section 6.01.

Section 6.03 FIM will promptly transmit to FICV all documents, monies, bills, invoices, instruments, correspondence and any other communications of any kind received by FIM with respect to the assets described in Section 6.01 from any party other than FICV. Promptly upon FIM’s receipt of any revenues from any of the assets described in Section 6.01, FIM will transmit to FICV such revenues without offset or deduction of any kind, accompanied by such statements as shall have been received by FIM in connection with its receipt of such revenues.

Section 6.04 The Parties agree to cause to defend, indemnify and hold FIM harmless from and against all losses, costs or liabilities which FIM may incur with respect to any claim asserted against FIM by reason of its acting under this Article VI.

Article VII

REPRESENTATIONS AND WARRANTIES

Section 7.01 Each Party represents and warrants that it is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, as applicable, and has power and authority to enter into this Agreement and to carry out its obligations hereunder.

Section 7.02 Each Party represents and warrants that the execution and delivery of this Agreement by such Party have been duly authorized by all necessary action on its part, and no other proceedings on its part are necessary to authorize this Agreement or any of the transactions contemplated hereby.

Section 7.03 Each Party represents and warrants that this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation of each of them, and is enforceable against each of them in accordance with its terms.

Article VIII

FURTHER ASSURANCES

From and after the date hereof, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes of this Agreement.

Article IX

MISCELLANEOUS

Section 9.01 All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

Section 9.02 This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

Section 9.03 The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 9.04 This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties.

Section 9.05 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts made and to be performed wholly within such state, without giving effect to conflict of laws principles thereof.

Section 9.06 If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 9.07 The Agreement may be amended or modified from time to time only by the written agreement of all of the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement.

Section 9.08 This Agreement shall automatically terminate on the date when MH or its permitted assigns no longer own any interests in FICV.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

FRANK’S INTERNATIONAL N.V.

By:
Name:	Donald Keith Mosing
Title:	Chairman of the Supervisory Board, Chief
Executive Officer and President

FRANK’S INTERNATIONAL LP B.V.

By:
Name:	Donald Keith Mosing
Title:	Managing Director A

By:	Intertrust (Netherlands) B.V., as Managing Director B

By:
Name:
Title:	Proxy Holder

By:
Name:
Title:	Proxy Holder

[Signature Page to Management Agreement]

FRANK’S INTERNATIONAL MANAGEMENT B.V.

By:
Name:	Donald Keith Mosing
Title:	Managing Director A

By:	Intertrust (Netherlands) B.V., as Managing Director B

By:
Name:
Title:	Proxy Holder

By:
Name:
Title:	Proxy Holder

MOSING HOLDINGS, INC.

By:
Name:	Donald Keith Mosing
Title:	President

[Signature Page to Management Agreement]